Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

GEVO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Gevo, Inc.

2.	The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was June 9, 2005, under the name Methanotech, Inc.

3.	The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2011 (the “Amended and Restated Certificate of Incorporation”).

4.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend and restate the first paragraph of the FOURTH article of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 160,000,000, of which 150,000,000 shares shall be Common Stock, having a par value of $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”).”

5.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Gevo, Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer as of June 7, 2013.

By:	/s/ Mark Smith
Mark Smith Chief Financial Officer